UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 5, 2017 (June 2, 2017)

COMPASS DIVERSIFIED HOLDINGS
(Exact name of registrant as specified in its charter)

Delaware	001-34927	57-6218917
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

COMPASS GROUP DIVERSIFIED
HOLDINGS LLC
(Exact name of registrant as specified in its charter)

Delaware	001-34926	20-3812051
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
301 Riverside Avenue
Second Floor
Westport, CT 06880
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (203) 221-1703

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 8    Other Events
Item 8.01    Other Events
Compass Group Diversified Holdings LLC (the “Company”) and Compass Diversified Holdings (“Holdings” and, together with the Company, collectively “CODI,” “us” or “we”) acquires and manages small to middle market businesses in the ordinary course of its business. The following description relates to the recent acquisition of one such business.
Crosman Corp.
On June 2, 2017, Bullseye Holding Company LLC, a Delaware limited liability company (“Seller”) and the indirect owner of all the equity interests of Crosman Corp., a Delaware corporation (“Crosman”), Bullseye Acquisition Corporation, a Delaware corporation ("Bullseye"), Wellspring Capital Partners IV, L.P., a Delaware limited partnership, and CBCP Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company (the “Buyer”), entered into an equity purchase agreement (the “Transaction Agreement”) pursuant to which the Buyer purchased all the outstanding equity interests of Bullseye from Seller (the “Transaction”). Upon the completion of the Transaction, Crosman became a branded product business of the Company. The Transaction Agreement contains customary representations, warranties, covenants and indemnification provisions. At closing, the Buyer obtained “representation and warranty” insurance, which will provide coverage for breaches of certain representation and warranties contained in the Transaction Agreement, subject to deductibles and certain other terms and conditions.
The Transaction was completed for a purchase price of approximately $152 million (excluding working capital and other customary adjustments). The Company funded the purchase price through available cash on its balance sheet and a draw on its revolving credit facility. Crosman’s management team invested in the Transaction alongside the Company. The Company’s equity ownership in Crosman as a result of the Transaction is approximately 98.9%.
Crosman is the world’s leading designer, manufacturer and marketer of airguns, archery products and related accessories. Headquartered in East Bloomfield, NY, Crosman serves over 425 customers worldwide, including mass merchants, sporting goods retailers, online channels and distributors serving smaller specialty stores and international markets. Its diversified product portfolio includes the widely known Crosman, Benjamin and CenterPoint brands. For the trailing twelve months ended April 30, 2017, Crosman reported net revenue of approximately $118 million, adjusted EBITDA of approximately $20 million and had approximately $2.7 million in capital expenditures.
Concurrently with the closing of the Transaction, the Company provided a credit facility to Crosman as borrower, and certain affiliates of Crosman as co-borrowers (collectively, the “Borrowers”), pursuant to which a secured revolving loan commitment and secured term loans were made available to the Borrowers (the “Bullseye Credit Agreement”). The initial aggregate commitment under these loans at the close of the Transaction was $107 million. The loans to the Borrowers are guaranteed by the Buyer and by certain subsidiaries of the Buyer (collectively, the “Guarantors”) and are secured by security interests in substantially all the assets and properties of the Borrowers and the Guarantors (together, the “Loan Parties”), including a pledge by each Loan Party (other than Crosman) of 100% of the equity interests in its respective subsidiary and by Crosman of 65% of its equity interests in its sole subsidiary, Crosman Europe ApS. In addition to being similar to the terms and conditions of the credit facilities in place with our existing subsidiary businesses, the Company believes that the agreed terms of the loans are fair and reasonable given the leverage and risk profile of Bullseye and its subsidiaries.
The foregoing brief description of the Transaction Agreement is not meant to be exhaustive and is qualified in its entirety by the Transaction Agreement itself, which is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.
On June 5, 2017, the Company issued a Press Release announcing the Transaction. A copy of the Press Release is filed as Exhibit 99.2 to this Current Report on Form 8-K.

Section 9    Financial Statements and Exhibits
Item 9.01    Financial Statements and Exhibits
(d) Exhibits.

99.1
Equity Purchase Agreement, dated June 2, 2017, by and among Bullseye Holding Company LLC, a Delaware limited liability company, Bullseye Acquisition Corporation, a Delaware corporation, Wellspring Capital Partners IV, L.P., a Delaware limited partnership and CBCP Acquisition Corp., a Delaware corporation.

99.2	Press Release of CODI dated June 5, 2017 announcing the Transaction.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2017	COMPASS DIVERSIFIED HOLDINGS

	By:	/s/ Ryan J. Faulkingham

Ryan J. Faulkingham
Regular Trustee
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 5, 2017	COMPASS GROUP DIVERSIFIED HOLDINGS LLC

	By:	/s/ Ryan J. Faulkingham

Ryan J. Faulkingham
Chief Financial Officer